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                                                                  Exhibit (1)(b)



                                  ONEOK, INC.



                         PRICE DETERMINATION AGREEMENT
                         -----------------------------


                                                                February 3, 1999



PAINEWEBBER INCORPORATED
1285 Avenue of the Americas
New York, New York 10019

Dear Sirs:

     Reference is made to the Underwriting Agreement, dated February 3, 1999 (the "Underwriting Agreement"), between ONEOK, Inc., an Oklahoma corporation (the "Company"), and PaineWebber Incorporated ("you" or the "Underwriter"). The Underwriting Agreement provides for the purchase by the Underwriter from the Company, subject to the terms and conditions set forth therein, of an aggregate of $100,000,000 principal amount of the Company's 6% Debentures due February 1, 2009 (the "Securities") to be issued pursuant to an Indenture dated as of September 24, 1998 between the Company and Chase Bank of Texas, National Association, as Trustee. This Agreement is the Price Determination Agreement referred to in the Underwriting Agreement.

     Pursuant to Section 1 of the Underwriting Agreement, the undersigned agree with you that the purchase price for the Securities to be paid by you shall be 98.894% of the aggregate principal amount of the Securities.

     The Company represents and warrants to you that the representations and warranties of the Company set forth in Section 3 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.

     This Agreement shall be governed by the law of the State of New York without regard to the conflict of law principles of such State.
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     If the foregoing is in accordance with your understanding of the agreement between the Underwriter and the Company, please sign and return to the Company a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement between the Underwriter and the Company in accordance with its terms and the terms of the Underwriting Agreement.

                              Very truly yours,



                              ONEOK, INC.


                              By: /s/ Jerry D. Neal
                                  _____________________________________________
                              Title: Vice President and Chief Financial Officer


Confirmed as of the date
 first above mentioned:


PAINEWEBBER INCORPORATED


By: /s/ Peter Masco
    __________________________
Title: Managing Director

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